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                                                                    EXHIBIT 5.01


                               December 13, 1996


OGE Energy Corp.
101 North Robinson
Oklahoma City, Oklahoma 73101

     Re: 3,000,000 Shares of Common Stock, par value $.01 per share, of OGE
         Energy Corp. Automatic Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

     We have acted as counsel for OGE Energy Corp. (the "Company") in connection with the proposed issuance of the Common Stock referred to above (the "Shares"). The Shares are the subject of the Company's Post-Effective No. 1-A on Form S-3 to the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, to which this opinion is attached as an exhibit.

     As to certain questions of fact, we have relied upon statements and certificates of certain officers of the Company and other professionals retained by the Company. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. We have examined the following documents:

     a) Certificate of Incorporation filed August 4, 1995, as amended to date.

     b) Bylaws approved and adopted by the Board of Directors.

     Based upon the foregoing and upon our general familiarity with the properties and affairs of the Company, we are of the opinion that:

     1. The Company is a validly organized and legally existing corporation under the law of the State of Oklahoma.

     2. When, as and if (a) the Post-Effective Amendment becomes effective pursuant to the provisions of the Securities Act of 1933, as amended;
        (b) the Agreement and Plan of Share Acquisition is duly executed and the Certificate of Share Acquisition is duly filed with the Oklahoma Secretary of State; (b) the Restated Certificate of Incorporation of the Company, in the form attached as Appendix B to the Company's Proxy Statement/Prospectus dated September 26, 1995, is duly executed and filed with the Oklahoma Secretary of State; and (d) the Shares have been duly issued and delivered, and the consideration for the Shares has been duly received by the Company, the Shares will be legally issued, fully paid, and non-assessable shares of stock of the Company.

     3. The statements made in the above-mentioned Post-Effective Amendment and in the related Prospectus purporting to be made or based upon our opinion correctly set forth our opinion on said respective matters.

                                            Respectfully,

                                            RAINEY, ROSS, RICE & BINNS

                                            By       /s/  HUGH D. RICE
                                               --------------------------------
                                                        Hugh D. Rice